Exhibit 99.1

News Release
One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000

For release: April 27, 2011, 5:00 pm EDT	Contact:	Mark Rittenbaum
503-684-7000
Greenbrier announces expiration and final results of tender offer for 8 3/8% Senior Notes due 2015
Lake Oswego, Oregon, April 27, 2011 — The Greenbrier Companies, Inc. [NYSE:GBX] announced today that its previously announced cash tender offer and consent solicitation (the “Tender Offer”) for any and all of its outstanding 8 3/8% Senior Notes due 2015 (the “Notes”) expired today at 8:00 a.m., New York City time (the “Expiration Date”).
On April 13, 2011 (the “Early Settlement Date”), Greenbrier announced that it had purchased $90,599,000, or approximately 38.55%, of the aggregate principal amount of the Notes, representing all of the Notes that were validly tendered and not validly withdrawn pursuant to the Tender Offer at or prior to 5:00 p.m., New York City time, on April 12, 2011 (the “Consent Payment Deadline”).
An additional $203,000 principal amount of the Notes was validly tendered after the Consent Payment Deadline and on or prior to the Expiration Date pursuant to the Tender Offer, resulting in a total of $90,802,000 principal amount of Notes tendered pursuant to the Tender Offer, or approximately 38.64% of the aggregate principal amount of the Notes outstanding at the time the Tender Offer was commenced. Greenbrier accepted for purchase and payment all such additional Notes today for a price of $1,021.67 per $1,000 principal amount of Notes, plus any accrued and unpaid interest up to, but not including, April 27, 2011.
As previously announced, on the Early Settlement Date, Greenbrier issued, pursuant to the indenture governing the Notes, a notice to redeem on May 16, 2011 (the “Redemption Date”) any and all of the Notes that then remain outstanding. The redemption price for the redeemed Notes will be 102.792% of the principal amount of such remaining Notes, plus accrued and unpaid interest to, but not including, the Redemption Date.
BofA Merrill Lynch acted as Dealer Manager and Solicitation Agent for the Tender Offer. D. F. King & Co., Inc. acted as the Information Agent and Depositary for the Tender Offer.
This press release shall not constitute an offer to purchase, a solicitation of an offer to sell, or a solicitation of tenders or consents with respect to, any Notes. No offer, solicitation or purchase will be made in any jurisdiction in which such an offer, solicitation or purchase would be unlawful.
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Greenbrier announces expiration and final results of tender offer. . . (Cont.)	Page 2
About Greenbrier Companies
Greenbrier, headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 37 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe.
This release may contain forward-looking statements. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog is not indicative of our financial results; turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; as well as the other factors as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 2010 and February 28, 2011, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.
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